Issuer Free Writing Prospectus

November 16, 2018

Filed Pursuant to Rule 433

Registration No. 333-227683

Dear ______________,

As an Arcimoto supporter, I want to make sure that you received Arcimoto's latest quarterly update, showing our progress bringing the Fun Utility Vehicle to our retail customers:

[Update Video]

We concurrently filed Arcimoto’s Q3 2018 financial results, corporate update, and a prospectus for our first public offering since listing on Nasdaq in September, 2017. The press release and documents, as well as a form to express interest in this offering, are available at http://invest.arcimoto.com.

We thank you for your continued support of the Arcimoto mission, and look forward to seeing you on the road.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling (541) 683-6293 or emailing investor@arcimoto.com.

Sincerely,

Mark Frohnmayer
President and Founder, Arcimoto